Execution Version

FUND OF FUNDS INVESTMENT AGREEMENT

This FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of May 1, 2025, is between AMG Pantheon Credit Solutions Fund, a Delaware statutory trust (the “Acquiring Fund”), Silver Point Specialty Lending Fund, a Maryland statutory trust (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”), and, solely with respect to Section 3 of this Agreement, Pantheon Ventures (US) LP, a limited partnership organized under the laws of the State of Delaware (the “Acquiring Fund Manager”).

WHEREAS, the Acquiring Fund is a closed-end management investment company that is registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Acquired Fund is a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act (such election is referred to herein as the “BDC Election”);

WHEREAS, Sections 12(d)(1) and 60 of the 1940 Act generally limit the ability of a registered investment company or business development company to invest in shares of another registered investment company or business development company;

WHEREAS, Rule 12d1-4 under the 1940 Act generally permits a registered investment company or business development company to invest in shares of another registered investment company or business development company in excess of the limitations under Sections 12(d)(1) and 60 subject to certain terms and conditions; and

WHEREAS, the Acquiring Fund, from time to time, may wish to acquire shares of the Acquired Fund in excess of the limitations under Sections 12(d)(1) and 60 in reliance on Rule 12d1-4 directly or through one or more wholly-owned subsidiaries.

NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by the Acquiring Fund in the Acquired Fund, the Funds agree as follows:

1.	Representations and Obligations of the Acquired Fund

The Acquired Fund agrees to:

(a)	comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)	promptly notify the Acquiring Fund if the Acquired Fund becomes aware that it has failed to comply with the terms and conditions of Rule 12d1-4 or this Agreement;

(c)	adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4;

(d)	provide, subject to applicable law, the Acquiring Fund and its investment adviser (and, if applicable, subadviser) with information reasonably requested by the

Acquiring Fund and its investment adviser (and, if applicable, subadviser) to comply with the terms and conditions of Rule 12d1-4 including to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and the fees and expenses associated with an investment in an Acquired Fund, including information on the fees and expenses of the Acquired Fund; and

(e)	treat as confidential any information provided by the Acquiring Fund pursuant to Section 2(f) below and to use such information only for the purposes contemplated by this Agreement.

2.	Representations and Obligations of the Acquiring Fund

In order to help reasonably address the risk of undue influence on the Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under Rule 12d1-4, the Acquiring Fund represents, warrants, and agrees as follows:

(a)	it will comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)

it will promptly notify the Acquired Fund if the Acquiring Fund becomes aware that the Acquiring Fund or any member of its advisory group (as defined in Rule 12d1-4) or any Account (as defined below) has failed to comply with the terms and conditions of Rule 12d1-4 as it relates to the investment in the Acquired Fund or this Agreement;

(c)	it will adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4 by itself, the members of its advisory group and by an Account;

(d)	if it and the members of its “advisory group” and its Accounts in the aggregate, directly or indirectly:

(i)

hold more than 10% of the outstanding units of beneficial interest (the “Common Shares”) of the Acquired Fund, then the Acquiring Fund, the members of its advisory group, and its Accounts will vote the Common Shares they own in the same proportion as the vote of all holders of Common Shares that are not members of the advisory group or Accounts; provided, however, that in circumstances where all holders of the Common Shares are required by Rule 12d1-4 or otherwise under Section 12(d)(1) of the 1940 Act to vote Common Shares of the Acquired Fund in the same proportion as the vote of all other holders of such Common Shares, the Acquiring Fund will seek instructions from its security holders with regard to the voting of all proxies with respect to Common Shares and vote such proxies only in accordance with such instructions;

(ii)

it, its advisory group and its Accounts shall not (individually or in the aggregate) control the Acquired Fund within the meaning of the 1940 Act and, to that end, any Common Shares acquired by the Acquiring Fund or any member of its advisory group or any of its Accounts will be held solely for investment purposes in the ordinary course and not for the purpose of changing or influencing the management or policies of the Acquired Fund; and

(e)

it will provide the Acquired Fund, upon the reasonable request of the Acquired Fund, with information sufficient for the Acquired Fund to identify the members of the Acquiring Fund’s advisory group and its Accounts that are invested in the Acquired Fund.

(f)

“Account” shall mean any account managed by a member of an Acquiring Fund’s “advisory group” where such member of the Acquiring Fund’s “advisory group” exercises voting power, within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, over the securities of the Acquired Fund held in such account.

3.	Grant of Proxy

The Acquiring Fund and the Acquiring Fund Manager, on behalf of itself and each of its affiliates that serves as investment adviser or manager of each member of its advisory group and its Accounts, hereby grant to the Acquired Fund an irrevocable proxy to vote at any annual or special meeting of shareholders of the Acquired Fund all of the Common Shares held by the Acquiring Fund and the members of its advisory group and its Accounts that are subject to the voting conditions set forth in Section 2(d) of this Agreement in the same proportion as the vote of all holders of Common Shares that are not members of the advisory group or Accounts.

4.	Condition to Initial Purchase in Reliance on Rule 12d1-4

The Acquiring Fund and the Acquired Fund agree that, prior to the initial acquisition by the Acquiring Fund of shares of the Acquired Fund in reliance on Rule 12d1-4, the investment adviser (or, if applicable, subadviser) to each of the Acquiring Fund and the Acquired Fund must make in writing the findings required by Rule 12d1-4.

5.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquiring Fund:

AMG Pantheon Credit Solutions Fund

c/o Pantheon Ventures (US) LP

Attn: Rakesh Jain, Leo Held

Email: rakesh.jain@pantheon.com; leo.held@pantheon.com

If to the Acquired Fund:

Silver Point Specialty Lending Fund

Attn: Chief Compliance Officer

Email: james.kasmarcik@silverpoint.com

6.	Termination and Governing Law

(a)	This Agreement will continue until terminated in writing by either party upon 60 days’ notice to the other party.

(b)	This Agreement will be governed by laws of Maryland without regard to choice of law principles.

(c)

The Funds agree to resolve all disputes, claims or controversies arising under this Agreement in accordance with the dispute resolution procedures contained in the Subscription Agreement entered into by them in connection with the Acquiring Fund’s purchase of Common Shares.

(d)

If this Agreement is terminated pursuant to this Section 6, the obligations of the Funds to comply with Rule 12d1-4, including the obligation of the Acquiring Fund to vote Common Shares of the Fund pursuant to Section 2(d), shall survive and remain continuing obligations of the Funds so long as the Acquiring Fund holds Common Shares of the Acquired Fund in reliance on Rule 12d1-4.

7.	Miscellaneous

(a)

This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)	Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c)	No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each party.

(d)

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(e)

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMG PANTHEON CREDIT SOLUTIONS FUND

By:	Pantheon Ventures (US) LP, its investment adviser

/s/ Rakesh Jain
Name:	Rakesh Jain
Title:	Managing Director of Pantheon (US) LLC, its general partner

SILVER POINT SPECIALTY LENDING FUND

/s/ Steven Weiser
Name:	Steven Weiser
Title:	Vice President